SATISFACTION OF OBLIGATIONS

In consideration for the execution and delivery of a replacement 10% Promissory Note in the principal amount of $300,000.00 by The Tube Media Corp., a Delaware corporation (the “Company”), dated on or about the date hereof, and the issuance of 196,604 shares of common stock of the Company, $.0001 par value per share, at a conversion price of $2.25, and other good and valuable consideration, Dr. Robert A. Kast (“Lender”), the holder of two promissory notes executed by the Company in his favor: (i) dated January 14, 2005, in the aggregate principal amount of $150,000.00, as amended by a letter agreement dated April 11, 2006; and (ii) dated August 31, 2005, in the aggregate principal amount of $500,000.00, as amended by a letter agreement dated April 11, 2006 (together, the “Notes”) attached hereto as Exhibit A and Exhibit B, respectively, hereby acknowledges forgiveness of, satisfaction in full and waiver of an aggregate of $742,360.00 in debt obligations of the Company, consisting of: (x) all payments and amounts due under the Notes, including but not limited to all unpaid and accrued interest, fees, expenses and penalties which may now be due and outstanding or become due, and all past defaults under the Notes in their entirety; and (y) all payments representing consulting fees, past due compensation, interest, penalties, charges, fees, expenses and amounts of any kind that may be owed to Lender or Lender’s affiliates now or in the future or rights that Lender has or may have with respect to or in connection with that certain consulting agreement entered into on August 31, 2005, between the Company and DKK-RK Enterprises, Inc., a corporate entity owned by, controlled by, or under the control of Lender, attached hereto as Exhibit C, and any other consulting arrangements or agreements, whether written or verbal, between Lender and the Company.

Dated: October 10, 2006

DR. ROBERT A. KAST

WITNESS
/s/ Patrick LaPlatney	/s/ Robert A. Kast

Print Name	Patrick LaPlatney